                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
                                                      --------------------------


              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.  )*


                           DIGIRAD CORPORATION
--------------------------------------------------------------------------------
                            (Name of Issuer)

                     COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               253827109
            --------------------------------------------------------
                             (CUSIP Number)

                            DECEMBER 31, 2004
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   /X/       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  253827109
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     VECTOR LATER-STAGE EQUITY FUND, L.P.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              929,312
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              929,312
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

     929,312
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

     5.1%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

CUSIP No. 253827109
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     VECTOR FUND MANAGEMENT, L.P.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              929,312
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              929,312
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

     929,312
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

     5.1%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

CUSIP No. 253827109
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     VECTOR LATER-STAGE EQUITY FUND II, L.P.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              296,929
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              296,929
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

     296,929
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

     1.6%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

CUSIP No. 253827109
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     VECTOR LATER-STAGE EQUITY FUND II (QP), L.P.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              890,789
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              890,789
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

     890,789
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

     4.9%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

CUSIP No. 253827109
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     VECTOR FUND MANAGEMENT II, L.L.C.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              1,187,718
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              1,187,718
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

     1,187,718
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

     6.6%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

CUSIP No. 253827109
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     PALIVACINNI PARTNERS, L.L.C.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         30,062
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              30,062
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

     30,062
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

     0.2%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

CUSIP No. 253827109
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     D. THEODORE BERGHORST
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         60,780
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              2,177,810
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              60,780
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              2,177,810
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

     2,238,590
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

     12.4%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

CUSIP No. 253827109
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     DEBORAH H. BERGHORST TTEE FBO BERGHORST 1998 DYNASTIC TRUST
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         60,780
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              60,780
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

     60,780
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

     0.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

     OO
-------------------------------------------------------------------------------

CUSIP No. 253827109
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     PETER F. DRAKE
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         42,892
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              2,117,030
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              42,892
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              2,117,030
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

     2,159,922
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

     12.0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

ITEM 1.
     (a)   Name of Issuer

               DIGIRAD CORPORATION
           --------------------------------------------------------------------
     (b)   Address of Issuer's Principal Executive Offices

               13950 STOWE DRIVE, POWAY, CA  92064
           --------------------------------------------------------------------

ITEM 2.
     (a)   Name of Person Filing

               THIS SCHEDULE 13G IS BEING JOINTLY FILED BY EACH OF THE FOLLOWING PERSONS PURSUANT TO RULE 13-d(1) (k) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTION 13 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT"): (1) VECTOR LATER-STAGE EQUITY FUND, L.P. ("VLSEF");
               (2) VECTOR FUND MANAGEMENT, L.P. ("VFM"); (3) VECTOR LATER-STAGE EQUITY FUND II, L.P. ("VLSEF II); (4) VECTOR LATER-STAGE EQUITY FUND II (QP), L.P.("VLSEF II QP"); (5) VECTOR FUND MANAGEMENT II, L.L.C. ("VFM II"); (6) PALIVACINNI PARTNERS, L.L.C.; (7) D. THEODORE BERGHORST; (8) DEBORAH BERGHORST TTEE FBO BERGHORST 1998 DYNASTIC TRUST ("TRUST");
               (9) PETER F. DRAKE. EACH OF THE FOREGOING IS HEREINAFTER INDIVIDUALLY REFERRED TO AS A "REPORTING PERSON" AND COLLECTIVELY AS THE "REPORTING PERSONS". THE REPORTING PERSONS HAVE ENTERED INTO A JOINT FILING AGREEMENT, A COPY OF WHICH IS FILED WITH THIS SCHEDULE 13G AS EXHIBIT A, PURSUANT TO WHICH THE REPORTING PERSONS HAVE AGREED TO FILE THIS STATEMENT JOINTLY IN ACCORDANCE WITH THE PROVISIONS OF RULE 13d-1 (k)
               (1) UNDER THE ACT.

               THE REPORTING PERSONS MAY BE DEEMED TO CONSTITUTE A "GROUP"
               FOR PURPOSES OF SECTION 13(d) (3) OF THE ACT. THE REPORTING PERSONS EXPRESSLY DISCLAIM THAT THEY HAVE AGREED TO ACT AS A GROUP OTHER THAN AS DESCRIBED IN THIS SCHEDULE 13G.
           --------------------------------------------------------------------
     (b)   Address of Principal Business Office or, if none, Residence

               THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF EACH OF THE REPORTING PERSONS IS 1751 LAKE COOK ROAD, SUITE 350,
               DEERFIELD, ILLINOIS  60015.
           --------------------------------------------------------------------
     (c)   Citizenship

               VLSEF, VFM, VLSEF II, VLSEF QP, VFM II, PALIVACINNI PARTNERS, L.L.C. AND THE TRUST ARE ALL REPORTING PERSONS ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE. D. THEODORE BERGHORST AND PETER F. DRAKE ARE REPORTING PERSONS WHO ARE CITIZENS OF THE UNITED STATES OF AMERICA.
           --------------------------------------------------------------------
     (d)   Title of Class of Securities

               COMMON STOCK, PER VALUE $0.001 PER SHARE
           --------------------------------------------------------------------
     (e)   CUSIP Number

               253827109
           --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b)  / / Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

           (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

           (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

           (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

PURSUANT TO RULE 13d-4 OF THE ACT, THE REPORTING PERSONS EXPRESSLY DECLARE THAT THE FILING OF THIS STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT ANY SUCH PERSON IS, FOR THE PURPOSES OF SECTION 13(d) AND/OR SECTION 13(g) OF THE ACT, THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS STATEMENT.

ALL OWNERSHIP PERCENTAGES OF THE SECURITIES REPORTED HEREIN ARE BASED UPON 18,048,988 SHARES OF COMMON STOCK OUTSTANDING AS OF OCTOBER 25, 2004, AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT FILED ON FORM 10-Q WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 2004 FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2004.

VLSEF
          (a)  Amount beneficially owned:

               929,312
           --------------------------------------------------------------------
          (b)  Percent of Class:

               5.1%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                         0
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                         929,312
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                         0
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                         929,312
                  -------------------------------------------------------------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

VFM

          (a)  Amount beneficially owned:

               DISPOSITIVE AND VOTING POWER OF SECURITIES OVER WHICH VLSEF
               HAS VOTING AND DISPOSITIVE POWER IS SHARED BY VFM, THE GENERAL PARTNER OF VLSEF, BY A COMMITTEE OF LIMITED PARTNERS OF VLSEF. FOR PURPOSES OF RULE 13d-3 OF THE ACT, VFM MAY BE DEEMED TO HAVE SHARED VOTING AND DISPOSITIVE POWER WITH RESPECT TO THE 929,312 SHARES OF COMMON STOCK OVER WHICH VLSEF HAS VOTING AND DISPOSITIVE POWER.
           --------------------------------------------------------------------
          (b)  Percent of Class:

               5.1%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                         0
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                         929,312
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                         0
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                         929,312
                  -------------------------------------------------------------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

VLSEF II

          (a)  Amount beneficially owned:

               296,929
           --------------------------------------------------------------------
          (b)  Percent of Class:

               1.6%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                         0
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                         296,929
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                         0
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                         296,929
                  -------------------------------------------------------------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

VLSEF QP

          (a)  Amount beneficially owned:

               890,789
           --------------------------------------------------------------------
          (b)  Percent of Class:

               4.9%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                         0
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                         890,789
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                         0
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                         890,789
                  -------------------------------------------------------------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

VFM II

          (a)  Amount beneficially owned:

               DISPOSITIVE AND VOTING POWER OF SECURITIES OVER WHICH VLSEF II AND VLSEF QP HAVE VOTING AND DISPOSITIVE POWER IS SHARED BY
               VFM II, THE GENERAL PARTNER OF VLSEF II AND VLSEF QP, BY A COMMITTEE OF LIMITED PARTNERS OF VLSEF II AND VLSEF QP. FOR PURPOSES OF RULE 13d-3 OF THE ACT, VFM II MAY BE DEEMED TO
               HAVE SHARED VOTING AND DISPOSITIVE POWER WITH RESPECT TO THE 1,187,718 SHARES OF COMMON STOCK OVER WHICH VLSEF II AND VLSEF QP HAVE VOTING AND DISPOSITIVE POWER.
           --------------------------------------------------------------------
          (b)  Percent of Class:

               6.6%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

               1,187,718
           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote

                         0
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                         1,187,718
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                         0
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                         1,187,718
                  -------------------------------------------------------------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Palivacinni Partners, L.L.C.

          (a)  Amount beneficially owned:

               PALIVACINNI PARTNERS, L.L.C. IS A DIRECT BENEFICIAL OWNER OF
               AND HAS SOLE DISPOSITIVE AND VOTING POWER OVER 30,062 SHARES
               OF COMMON STOCK. PALVIACINNI PARTNERS, L.L.C. DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:

               0.2%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

               30,062
           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote

                         30,062
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                         0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                         30,062
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                         0
                  -------------------------------------------------------------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

D. Theodore Berghorst

          (a)  Amount beneficially owned:

               D. THEODORE BERGHORST IS A DIRECT BENEFICIAL OWNER OF AND HAS SOLE DISPOSITIVE AND VOTING POWER OVER 60,780 SHARES OF COMMON STOCK. ALSO, BY VIRTUE OF D. THEODORE BERGHORST BEING AN OFFICER AND DIRECTOR OF VFM AND VFM II (THE GENERAL PARTNERS OF VLSEF, VLSEF II, AND VLSEF QP) FOR PURPOSES OF RULE 13d-3 OF
               THE ACT, HE MAY BE DEEMED TO BE A BENEFICIAL OWNER OF THE 2,117,030 SHARES OF COMMON STOCK BENEFICIALLY OWNED BY VLSEF, VLSEF II, VLSEF QP,VFM AND VFM II. AS FINANCIAL ADVISOR FOR
               THE BERGHORST 1998 DYNASTIC TRUST ("THE TRUST"), FOR PURPOSES
               OF RULE 13d-3 OF THE ACT, HE MAY ALSO BE DEEMED TO BE A BENEFICIAL OWNER OF THE 60,780 SHARES OF COMMON STOCK OWNED BY THE TRUST. D. THEODORE BERGHORST DISCLAIMS BENEFICIAL
               OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:

               12.4%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

               60,780
           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote

                         60,780
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                         2,177,810
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                         60,780
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                         2,177,810
                  -------------------------------------------------------------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Deborah Berghorst TTEE FBO Berghorst 1998 Dynastic Trust ("the Trust")

          (a)  Amount beneficially owned:

               THE TRUST IS A DIRECT BENEFICIAL OWNER OF AND HAS SOLE DISPOSITIVE AND VOTING POWER OVER 60,780 SHARES OF COMMON
               STOCK. THE TRUST DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:

               0.3%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

               60,780
           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote

                         60,780
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                         0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                         60,780
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                         0
                  -------------------------------------------------------------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Peter F. Drake

          (a)  Amount beneficially owned:

               PETER F. DRAKE IS A DIRECT BENEFICIAL OWNER OF AND HAS SOLE DISPOSITIVE AND VOTING POWER OVER 42,982 SHARES OF COMMON
               STOCK. PETER F. DRAKE BEING A DIRECTOR OF VFM AND VFM II(THE GENERAL PARTNERS OF VLSEF, VLSEF II AND VLSEF QP), FOR
               PURPOSES OF RULE 13d-3 OF THE ACT, HE MAY BE A BENEFICIAL
               OWNER OF THE 2,117,030 SHARES OF COMMON STOCK BENEFICIALLY
               OWNED BY VLSEF, VLSEF II, VLSEF QP, VFM AND VFM II. PETER F. DRAKE DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:

               12.0%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                         42,982
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                         2,117,030
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                         42,982
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                         2,117,030
                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

SEE RESPONSE TO ITEM 4

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.  CERTIFICATION

NOT APPLICABLE

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2005

VECTOR LATER-STAGE EQUITY FUND, L.P.

BY:  VECTOR FUND MANAGEMENT, L.P.
ITS: GENERAL PARTNER

BY:  VECTOR ASSET MANAGEMENT, INC.
ITS: MANAGING MEMBER

BY:  /s/ THOMAS C. DORN
     -----------------------------
     CHIEF FINANCIAL OFFICER


VECTOR FUND MANAGEMENT, L.P.

BY:  VECTOR ASSET MANAGEMENT, INC.
ITS: MANAGING MEMBER

BY:  /s/ THOMAS C. DORN
     ------------------------------
     CHIEF FINANCIAL OFFICER


VECTOR LATER-STAGE EQUITY FUND II, L.P.

BY:  VECTOR FUND MANAGEMENT II, L.L.C.
ITS: GENERAL PARTNER

BY:  VECTOR ASSET MANAGEMENT, INC.
ITS: MANAGING MEMBER

BY:  /s/ THOMAS C. DORN
     -----------------------------
     CHIEF FINANCIAL OFFICER

VECTOR LATER-STAGE EQUITY FUND II (QP), L.P.

BY:  VECTOR FUND MANAGEMENT II, L.L.C.
ITS: GENERAL PARTNER

BY:  VECTOR ASSET MANAGEMENT, INC.
ITS: MANAGING MEMBER

BY:  /s/ THOMAS C. DORN
     ------------------------------
     CHIEF FINANCIAL OFFICER

VECTOR FUND MANAGEMENT II, L.L.C.

BY:  VECTOR ASSET MANAGEMENT, INC.
ITS: MANAGING MEMBER

BY:  /s/ THOMAS C. DORN
     ------------------------------
     CHIEF FINANCIAL OFFICER

PALIVACINNI PARTNERS, L.L.C.

BY:  /s/ DOUGLAS B. REED
     -----------------------------
     DOUGLAS B. REED, MANAGING MEMBER



/s/ D. THEODORE BERGHORST
---------------------------------
D. THEODORE BERGHORST


DEBORAH H. BERGHORST TTEE
FBO BERGHORST 1998 DYNASTIC TRUST

BY:  /s/ D. THEODORE BERGHORST
     ------------------------------------------------------
     D. THEODORE BERGHORST, FINANCIAL ADVISOR


/s/ PETER F. DRAKE
-------------------------------
PETER F. DRAKE